Exhibit 99.1

ABIOMED ANNOUNCES RECORD $20 MILLION IN SHIPMENTS FOR SECOND

QUARTER OF FISCAL YEAR 2009

-    A 657% Increase Over Total Invoiced Impella Shipments During Second Quarter of FY’08

DANVERS, Mass.— October 13, 2008 — Abiomed, Inc. (NASDAQ: ABMD) today announced invoiced shipments of approximately $20 million for the second quarter of fiscal year 2009. Invoiced shipments represent amounts billed to customers for products shipped and services rendered to customers during the relevant quarter. The Company will announce its second quarter financial results, including its revenue, during the first full week of November.

The Company is in the early phases of completing its quarterly closing to determine the amount of invoiced shipments that will be recorded as revenue in the second quarter of fiscal year 2009. It is still being determined how much of these invoiced shipments will be booked as deferred revenue. The Company believes that to the extent deferred revenue is recorded for the second quarter of fiscal year 2009, it will be recognized as revenue in future quarters of fiscal year 2009.

During the second quarter of fiscal year 2009, the Company recorded total invoiced shipments of approximately $20 million, a 75% increase over total shipments of $11.4 million during the second quarter of fiscal year 2008 and a 20% increase over total shipments of $16.6 million during the first quarter of fiscal year 2009.

Invoiced shipments of Impella consoles and disposables were $10.6 million for the second quarter of fiscal year 2009, representing approximately a 77% increase over Impella invoiced shipments of $5.9 million in the first quarter of fiscal year 2009 and a 657% increase over Impella invoiced shipments of $1.4 million during the second quarter of fiscal year 2008.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding Abiomed’s expected revenues and financial results. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Contact:

Abiomed, Inc.

Aimee Maillett

978-646-1553

ir@abiomed.com